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                                                               EXHIBIT-99. 1 (b)

                       MERRILL LYNCH PHOENIX FUND, INC.

                             Articles of Amendment
                             ---------------------

        MERRILL LYNCH PHOENIX FUND, INC., a Maryland corporation having its principal office c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: The charter of the Corporation is hereby amended by amending
ARTICLE V thereof in its entirety to read as follows:

                                 Capital Stock
                                 -------------

        1. The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of the par value of Ten Cents ($0.10) per share and of the aggregate par value of Ten Million Dollars ($10,000,000). The capital stock initially is classified into two classes, consisting of Fifty Million (50,000,000) shares of Class A Common Stock and Fifty Million (50,000,000) shares of Class B Common Stock.

        2. The Board of Directors may classify and reclassify any unissued shares of capital stock into one or more additional or other classes or series as may be established from time to time by setting or changing in any one or more respects the designations, conversion or other rights, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares-of stock and pursuant to such classification or reclassification to increase or decrease the number of authorized shares of any existing class or series; provided, however, that no such classification or reclassification shall result in the creation of a class or series of capital stock having a preference as to dividends or distributions or a preference in the event of any liquidation, dissolution or winding up of the Corporation.

        3. Unless otherwise expressly provided in the charter of the Corporation, including any Articles Supplementary creating any class or series of capital stock, the holders of each class or series of capital stock shall be entitled
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to dividends and distributions in such amounts and at such times as may be determined by the Board of Directors, and the dividends and distributions paid with respect to the various classes or series of capital stock may vary among such classes and series. Expenses related to the distribution of, and other identified expenses that should properly be allocated to, the shares of a particular class or series of capital stock may be charged to and borne solely by such class or series and the bearing of expenses solely by a class or series of capital stock may be appropriately reflected (in a manner determined by the Board of Directors) and cause differences in the net asset value attributable to, and the dividend, redemption and liquidation rights of, the shares of each class or series of capital stock.

        4. On each matter submitted to a vote of stockholders, each holder of a share of capital stock of the Corporation shall be entitled to one vote for each share standing in such holder's name on the books of the Corporation, irrespective of the class or series thereof, and all shares of all classes and series shall vote together as a single class; provided, however, that (a) as to any matter with respect to which a separate vote of any class or series is required by the Investment Company Act of 1940, as amended, and in effect from time to time, or any rules, regulations or orders issued thereunder, or by the Maryland General Corporation Law, such requirement as to a separate vote by that class or series shall apply in lieu of a general vote of all classes and series as described above, (b) in the event that the separate vote requirements referred to in (a) above apply with respect to one or more classes or series, then, subject to paragraph (c) below, the shares of all other classes and series not entitled to a separate class vote shall vote as a single class, and (c) as to any matter which does not affect the interest of a particular class or series, such class or series shall not be entitled to any vote and only the holders of shares of the one or more affected classes and series shall be entitled to vote.

        5. Unless otherwise expressly provided in the charter of the Corporation, including any Articles Supplementary creating any class or series of capital stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of all classes and series of capital stock of the Corporation shall be entitled, after payment or provision

                                       2.
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for payment of the debts and other liabilities of the Corporation, to share ratably in the remaining net assets of the Corporation.

        6. Any fractional shares shall carry proportionately all the rights of a whole share, excepting any right to receive a certificate evidencing such fractional share, but including, without limitation, the right to vote and the right to receive dividends.

        7. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and By-Laws of the Corporation. All shares of Common Stock of the Corporation issued on or before October 3, 1988 shall without further act be considered Class A Common Stock. As used in the charter of the Corporation, the terms "charter" and "Articles of Incorporation" shall mean and include the Articles of Incorporation of the Corporation, as amended, supplemented and restated from time to time by Articles of Amendment, Articles Supplementary, Articles of Restatement or otherwise.

        SECOND: The foregoing amendment does not increase the authorized capital stock of the Corporation.

        THIRD: The foregoing amendment to the charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

                                       3.
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        IN WITNESS WHEREOF, Merrill Lynch Phoenix Fund, Inc. has caused these
Articles of Amendment to be signed in its name and on its behalf by its Executive Vice President and attested by its Secretary on October 3, 1988.

ATTEST:                       MERRILL  LYNCH PHOENIX FUND, INC.




/s/ Robert Harris             By  /s/ Terry K. Glenn
-----------------                 ------------------
Robert Harris                     Terry K. Glenn
Secretary                         Executive Vice President



        THE UNDERSIGNED, Executive Vice President of Merrill Lynch Phoenix Fund, Inc., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.




                                                        /s/ Terry K. Glenn
                                                        ------------------
                                                        Terry K. Glenn
                                                        Executive Vice President

                                       4.